Exhibit 5

February 10, 2003

Sensytech, Inc.
4919 Terminal Road
Newington, VA 22122-1430

Gentlemen:

     We refer to the Registration Statement on Form S-8, (the “Registration Statement”) to be filed by Sensytech, Inc., a Delaware corporation (“Sensytech”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 946,400 shares of authorized but unissued Common Stock, $0.01 par value per share, of Sensytech (the “Sensytech Common Stock”), which are to be issued from time to time by Sensytech under the Sensytech 2002 Stock Incentive Plan (the “Plan”). This opinion relates to the shares of Common Stock covered by the Registration Statement (the “Subject Shares”).

     We have acted as counsel to Sensytech in connection with the preparation of the Registration Statement. As such counsel, it is our opinion that the Subject Shares, when issued under the Plan, will be validly issued, fully paid and nonassessable. In arriving at the foregoing opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of officers of Sensytech and of public officials, and other instruments, as we have deemed necessary or appropriate for the purposes of the opinion set forth above.

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,

Plummer, Harty, Owsiany, & Archer LLP